FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
July 29, 2015	Director of Corporate Communications
317.465.0469
coconnor@fhlbi.com

FHLBI Increases Dividends, Reports Second Quarter 2015 Financial Results
Advance Portfolio Experiences Strong Growth

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI" or "bank") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. These dividends represent 25 bps and 20 bps increases, respectively, compared to those paid on first quarter 2015 earnings. The dividend amounts will be paid in cash on July 30, 2015.

"We're pleased to be able to increase our dividend payouts to members," FHLBI President and CEO Cindy Konich noted. "The increases reflect the bank's strong retained earnings growth, thanks to heightened member activity."

Financial Results Summary

FHLBI's net income for the second quarter of 2015 was $34 million, an increase of $1 million compared to the same period in the prior year. This increase resulted primarily from higher net interest income as well as higher net gains related to derivative and hedging activities. These increases were partially offset by lower net proceeds from litigation settlements related to certain private-label mortgage-backed securities.

Net income for the six months ended June 30, 2015 was $65 million, a decrease of $3 million compared to the same period in the prior year due primarily to lower net proceeds from litigation settlements and higher operating expenses, partially offset by higher net interest income.

FHLBI derives its net income primarily through net interest income earned on advances made to its Indiana and Michigan member financial institutions, on its portfolio of mortgage loans purchased from members, and on long- and short-term investments. The bank's net interest income is primarily determined by the interest spread between the interest earned on our assets and the interest cost on our consolidated obligations. Net interest income after provision for credit losses totaled $48 million and $96 million for the three and six months ended June 30, 2015, respectively, compared to $44 million and $92 million for the same prior year periods, respectively. The increase was due to increased volume in both our advance and mortgage loan portfolios.

Through the first six months of 2015, the bank allocated $7 million to its Affordable Housing Program ("AHP"), which provides grant funding for housing for lower income families in Michigan and Indiana. Full-year 2015 AHP allocations will be available to FHLBI members in 2016 to help address their communities' affordable housing needs, including housing rehabilitation, construction and accessibility, and homebuyer down-payment assistance. The bank's annual AHP contribution is a fixed amount based on 10% of earnings before interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights

•	Total assets at June 30, 2015 were $45.2 billion. The net increase of $3.4 billion compared to December 31, 2014 was primarily attributable to an increase in advances.

•
Total liabilities at June 30, 2015 were $43.0 billion. The net increase of $3.5 billion compared to December 31, 2014 was primarily attributable to an increase in consolidated obligations to fund our asset growth.

•	Total capital at June 30, 2015 was $2.2 billion, down 6% from December 31, 2014, due to a repurchase of excess capital stock.

Advances

Advances are secured loans we provide to FHLBI member institutions. In general, usage of advance products fluctuates in accordance with members' funding needs related to their deposit levels, mortgage pipelines, investment opportunities, available collateral, balance sheet strategies, and the cost of alternative funding opportunities.

FHLBI's advances outstanding totaled $24.3 billion at June 30, 2015, a net increase of $3.5 billion compared to December 31, 2014, driven by a 28% growth in advances to depository members and a 11% increase in advances to insurance company members. Advances to insurance companies accounted for 58% of advances at June 30, 2015, while advances to depository institutions - comprising commercial banks, thrifts and credit unions - accounted for 42% of the bank's advance portfolio.

Mortgage Loans Held for Portfolio

Mortgage loans held for portfolio totaled $7.9 billion at June 30, 2015, a net increase of $1.1 billion from December 31, 2014, due to increased member use of the bank's Mortgage Purchase Program ("MPP") Advantage product. Through MPP Advantage, FHLBI purchases mortgage loans from members to support our housing mission, provide an additional source of liquidity to members, and diversify our investments. In general, the volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing activity in the United States, the level of refinancing activity and consumer product preferences. FHLBI's mortgage loan purchases totaled $1.8 billion for the six months ended June 30, 2015, an increase of 287% compared to the same period in 2014.

Consolidated Obligations

The primary source of funds for FHLBI, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets, issued through the FHLBanks' Office of Finance.

FHLBI's consolidated obligations at June 30, 2015 totaled $41.5 billion, a net increase of $3.4 billion compared to December 31, 2014 based on higher funding needs primarily driven by increased demand for advances. The primary liability for these consolidated obligations rests with FHLBI; however, we are also jointly and severally liable with the other FHLBanks for the payment of the principal and interest on all consolidated obligations of each of the FHLBanks.

Capital

FHLBI is a cooperative whose member financial institutions and former members (or their legal successors) own all of our capital stock as a condition of membership or to support their outstanding borrowings. For the six months ended June 30, 2015, total capital decreased by $134 million as a result of an excess capital stock repurchase totaling $241 million in May 2015.

Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings. The bank's regulatory capital-to-assets ratio at June 30, 2015 was 4.9%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBI's financial results for the three and six months ended June 30, 2015 will be included in the bank's Quarterly Report on Form 10-Q, which we intend to file by mid-August.

Federal Home Loan Bank of Indianapolis

Financial Highlights (unaudited)

($ amounts in millions, as rounded)

	Three Months Ended June 30,		Six Months Ended June 30,
Condensed Statements of Income	2015	2014	2015	2014
Net interest income after provision for credit losses	$48	$44	$96	$92
Other income	8	10	12	16
Other expenses	18	17	36	33
Affordable Housing Program assessments	4	4	7	7
Net income	$34	$33	$65	$68

Condensed Statements of Condition	June 30, 2015	December 31, 2014
Advances	$24,318	$20,789
Mortgage loans held for portfolio, net	7,933	6,820
Investments (1)	12,147	10,539
Other assets (2)	838	3,705
Total assets	$45,236	$41,853

Consolidated obligations	$41,450	$38,071
Mandatorily redeemable capital stock	14	16
Other liabilities	1,531	1,391
Total liabilities	42,995	39,478
Capital stock, Class B putable	1,388	1,551
Retained earnings (3)	810	777
Accumulated other comprehensive income	43	47
Total capital	2,241	2,375
Total liabilities and capital	$45,236	$41,853

Total regulatory capital (4)	$2,212	$2,344

(1)	Includes held-to-maturity securities, available-for-sale securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(2)	Includes cash and due from banks of $635 million and $3,551 million at June 30, 2015 and December 31, 2014, respectively.

(3)	Includes restricted retained earnings of $118 million and $105 million at June 30, 2015 and December 31, 2014, respectively.
(4) Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about FHLBI, visit www.fhlbi.com.